Exhibit 10.6

AMENDMENT TO EMPLOYMENT AGREEMENT
This First Amendment to the Employment Agreement between Matthew Stoyka and Rackspace US, Inc. (hereinafter the “Agreement”) is made with an effective date as of the date both parties have signed below (“Amendment Effective Date”).
WHEREAS, the parties hereto desire to amend the Agreement as hereinafter set forth.
NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreement contained in the Agreement, as amended, and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties hereto as follows:
1.    Section 2(a) of the Agreement is amended to read as follows:
Title and Duties. Employee’s title is Chief Relationship Officer, and Employee will perform job duties that are usual and customary for this position. The Company reserves the right to assign to the Employee duties of a different nature, either additional to, or instead of, those referred to above, it being understood that Employee will not be assigned duties which Employee cannot reasonably perform.
2.    Section 3(a) of the Agreement is amended to change Employee’s annual base salary to $345,000.
3.    Section 3(b) of the Agreement is amended to read as follows:
Variable Compensation. For the time period January 1, 2019 through the July 31, 2019, Employee will be eligible for an annualized target bonus of 40% of annual salary, subject to the Rackspace Corporate Cash Bonus Plan and as approved by the board of directors or compensation committee. Effective August 1, 2019, Employee is eligible for variable compensation with an annualized target bonus of 60% of annual salary, as follows (i) 50% of the variable compensation eligibility will be based on the Rackspace Corporate Cash Bonus Plan, as specified in the plan and approved by the board of directors or compensation committee, (ii) 50% of the variable compensation eligibility will be based on attainment of sales quota targets or other MBO’s as agreed by the parties in writing and modified in the ordinary course of business in Company’s reasonable discretion.
4.    Section 3(g) is added to the Agreement to read as follows:
MEP Equity Award. In consideration for signing this Amendment, Company will recommend to the Executive Committee of the Board of Directors of Inception Topco, Inc. (the “Executive Committee”) a one-time recruiting grant of options to purchase 30,000 shares of Inception Topco, Inc. common stock, at a per share strike price equal to the fair market value of a share of Inception Topco, Inc. common stock on the date of grant, pursuant to the Equity Incentive Plan (the “Equity Award”). The Executive Committee has ultimate authority over this recommended award and would have to issue final approval before it would be granted. The recommended equity award is expected to be presented for review and approval within ninety (90) days of the first date of employment and would be issued pursuant and subject to the Equity Incentive Plan and a form of agreement for similarly situated employees of the Management Equity Program, which outline the vesting schedule and other terms.

All other terms and conditions of the Agreement not expressly amended herein remain in full force and effect.

EMPLOYEE:

/s/ Matthew Stoyka	Date: August 1, 2019
Matthew Stoyka

COMPANY:

/s/ Laura Sue D’Annunzio	Date: July 30, 2019
Rackspace US, Inc.

By:	Laura Sue D’Annunzio
Title:	Chief People Officer